Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information		For Immediate Release

Press Contact		Investor Relations Contact

Steve Nguyen Echelon Corporation +1-408-938-5272 qnguyen@echelon.com	Abigail Johnson/Paul Michelson Roeder-Johnson Corporation (650) 802-1850 http://email.roeder-johnson.com	Chris Stanfield Echelon Corporation +1-408-938-5243 stanfield@echelon.com

Echelon Reports First Quarter Results

SAN JOSE, CA – April 20th, 2005 – Echelon Corporation (NASDAQ: ELON) today announced financial results for the quarter ended March 31, 2005 of a loss of $0.06 per share, in line with previous guidance.

“Results this quarter came in almost exactly as we had projected at the beginning of the year,” said M. Kenneth Oshman, Echelon’s chairman and chief executive officer. “While Europe and Americas performed largely as expected, Asia, and in particular Japan, continued the weak performance that we have seen over the past quarters. As we saw at the LONWORLD® conference in Shanghai last October, Asia has the potential to be one of our strongest, rather than weakest areas, and we are taking steps to put our Asian operations back on the right track.”

Revenues for the quarter ended March 31, 2005 were $21.7 million, a decrease of 19.8% from revenues of $27.0 million for the same period in 2004. LONWORKS® infrastructure revenue was $10.9 million in the first quarter of 2005 versus $11.5 million for the same period in 2004, Enel revenue was $10.4 million in 2005 versus $15.5 million in 2004, and revenue from our Networked Energy Services business was $352,000 versus no revenue in the first quarter of 2004. Net loss for the quarter ended March 31, 2005 was $2,262,000, or $0.06 cents per share, based on a weighted average of 41,023,000 common shares outstanding, compared to a net profit of

Echelon Reports First Quarter Results	Page 2 of 8

$1,119,000, or $0.03 cents per share, based on a fully diluted weighted average of 40,857,000 common shares outstanding for the same period in 2004. Gross margin for the quarter ended March 31, 2005 was 57.5%, compared with 56.5% for the same period in 2004. Total operating expenses for the quarter ended March 31, 2005 were $15.7 million, compared to $14.6 million for the same period in 2004. Virtually all of the $1.1 million increase in operating expenses between the two periods is attributable to legal fees associated with the Enel S.p.A. arbitration, and increased audit fees related to Sarbanes-Oxley compliance.

Highlights from the first quarter may be found at http://www.echelon.com/about/press/. These include:

•	The underlying protocol of the LONWORKS control networking platform became a preliminary standard for European building automation – a move similar to ANSI’s adoption of the LonTalk® protocol as a control standard. Called prEN14908, the standard is expected to be ratified by mid-2005 (becoming EN 14908) and paves the way for the LONWORKS platform to become a worldwide ISO standard for building automation. Echelon also submitted its power line and twisted pair signaling technology for inclusion in the forthcoming standard and LONMARK® International submitted its interoperability guidelines.

•	Echelon announced a new, very low cost LONWORKS evaluation kit. The kit lowers the barrier to entry for control networking by offering a very powerful development tool at one tenth the price of previously available tools. The move is part of Echelon’s overall strategy to expand the market for control networks and maintain its leadership position in that market through product innovation and aggressive market driven pricing.

•	The School Construction Authority of the New York City Public Schools district finalized their building specification for 1200 buildings that requires the use of Echelon’s products and Echelon’s LONWORKS technology.

•	The California Energy Commission and Lawrence Berkeley Laboratory initiated a portable classroom study using Echelon technology to create a standard design for energy saving heating, ventilation and air-conditioning systems in California’s 85,000 portable classrooms.

Echelon Reports First Quarter Results	Page 3 of 8

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending June 30, 2005 and the full year ending December 31, 2005:

•	For the quarter, revenue is expected to be approximately $17.5 million, plus or minus $1.0 million, with Enel representing approximately $6.4 million of this amount.

•	For the full year, we expect revenue will be approximately $77.5 million, plus or minus $3.0 million, with Enel representing approximately $20.5 million of this amount. While this full year revenue is slightly lower than previously announced, it remains within the range of our previous guidance.

•	For the quarter, gross margin is expected to be between 57.0% and 58.0%. For the full year, we expect gross margin to be between 56.0% and 56.5%.

•	For the quarter, operating expenses are expected to be between $15.0 million and $15.5 million. For the full year, we expect operating expenses to be between $59.0 million and $62.0 million.

•	For the quarter, interest income is expected to be approximately $750,000. For the full year, we expect interest income to be approximately $3.3 million.

•	For the quarter, we expect our provision for income taxes will be approximately $100,000. For the full year, we expect our provision for income taxes will be approximately $400,000.

•	For the quarter, GAAP loss per share is expected to be approximately $0.11, plus or minus $0.01, based on a weighted average of 41,000,000 shares outstanding.

Echelon Reports First Quarter Results	Page 4 of 8

•	For the full year, we expect the GAAP loss per share will be approximately $0.34 per share, plus or minus $0.02, based on a weighted average of common and common equivalent shares outstanding of 41,000,000.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 pm PDT. To access the conference call, dial 1-800-467-8998 (callers outside the US please use +1-312-461-9296); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through April 26th, 2005.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking – networks that connect machines and other electronic devices – for the purpose of sensing, monitoring and controlling the world around us. Echelon’s component and system-level hardware and software products are used by OEMs, VARs, system integrators, utilities – and virtually every class of institution – to design, build, deploy and/or operate robust, scaleable, standards-based control networks and devices. Echelon technology can be found in thermostats, light switches and controllers, electricity meters, appliances, heating and air-conditioning systems, traffic signals, trains, aircraft, factories, and buildings – in more than 50 million “smart” devices made by thousands of manufacturers.

Echelon is also the creator of the LONWORKS platform, an extremely robust, flexible, and expandable standards-based control networking platform upon which manufacturers can build products and applications with unparalleled reliability, security, operational integrity, flexibility, and bottom-line value. The worldwide adoption of the platform prompted the formation of LONMARK International, an independent trade organization that certifies LONWORKS based products against an interoperability specification that allows devices from differing manufacturers to work together; educates the market about the value of device interoperability and open control networks; and creates awareness programs for potential end-users, OEM manufacturers, and integrators of LONMARK certified products and LONMARK systems. For planners, system architects, or OEM designers of control network products and families there is no better choice than Echelon.

Echelon Reports First Quarter Results	Page 5 of 8

Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, LONMARK, LonTalk, the LONMARK logo, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the risks that our LONWORKS infrastructure and networked energy services businesses do not grow globally or in any particular geographic market; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer and consumer expectations; risks that our products or technology might not be accepted in standards specifications, or even if accepted, that our products might not be used in applicable implementations; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q when filed with the Securities and Exchange Commission; and with our 2004 annual report on Form 10-K, which was filed with the Securities and Exchange Commission in March 2005.

Echelon Reports First Quarter Results	Page 6 of 8

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS

Current Assets:
Cash, cash equivalents, and short-term investments	$156,138	$160,364
Accounts receivable, net	17,317	17,261
Inventories	5,517	5,584
Other current assets	2,896	2,213

Total current assets	181,868	185,422

Property and equipment, net	16,468	16,983
Other long-term assets	21,533	21,511

	$219,869	$223,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,082	$5,157
Accrued liabilities	5,737	5,452
Deferred revenues	1,864	1,422

Total current liabilities	12,683	12,031

Long-term liabilities	902	823

Total stockholders’ equity	206,284	211,062

	$219,869	$223,916

Echelon Reports First Quarter Results	Page 7 of 8

ECHELON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Product	$21,516	$26,855
Service	167	188

Total revenues	21,683	27,043

Cost of revenues:
Cost of product	8,707	11,261
Cost of service	506	503

Total cost of revenues	9,213	11,764

Gross profit	12,470	15,279

Operating expenses:
Product development	6,217	6,215
Sales and marketing	5,025	5,058
General and administrative	4,451	3,330

Total operating expenses	15,693	14,603

Income (loss) from operations	(3,223)	676

Interest and other income, net	1,061	514

Income (loss) before provision for income taxes	(2,162)	1,190
Income tax expense	100	71

Net income (loss)	$(2,262)	$1,119

Net income (loss) per share:
Basic	$(0.06)	$0.03
Diluted	$(0.06)	$0.03

Shares used in computing net income (loss) per share:
Basic	41,023	40,502
Diluted	41,023	40,857

Echelon Reports First Quarter Results	Page 8 of 8

ECHELON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows provided by (used in) operating activities:
Net income (loss)	$(2,262)	$1,119
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,089	1,393
Loss on disposal of fixed assets	18	—
Provision for doubtful accounts	—	2
Change in operating assets and liabilities:
Accounts receivable	(56)	2,494
Inventories	67	420
Other current assets	(683)	893
Accounts payable	(75)	(582)
Accrued liabilities	285	(309)
Deferred revenues	442	227
Deferred rent	79	94

Net cash provided by (used in) operating activities	(1,096)	5,751

Cash flows provided by (used in) investing activities:
Purchases of available-for-sale short-term investments	(36,487)	(46,165)
Proceeds from maturities and sales of available-for-sale short-term investments	23,764	40,976
Purchase of restricted investments	(1)	(242)
Change in other long-term assets	(57)	(112)
Capital expenditures	(556)	(822)

Net cash provided by (used in) investing activities	(13,337)	(6,365)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	—	1,402
Repurchase of common stock.	(2,099)	—

Net cash provided by financing activities	(2,099)	1,402

Effect of exchange rates on cash:	(304)	(20)

Net increase (decrease) in cash and cash equivalents	(16,836)	768
Cash and cash equivalents:
Beginning of period	35,510	18,667

End of period	$18,674	$19,435